Exhibit 10.18

October 4, 2013

Mr. William Yu
[Redacted]

Dear William:

I am pleased to present you with an offer of employment to join Allegion as President Allegion, Asia Pacific reporting directly to me. This position will be located in Shanghai, China. Your employment with Allegion in this role will begin on the day that the residential security and commercial security businesses are successfully spun-off from Ingersoll Rand (“Transaction Date”) and Allegion is formed as a new standalone publicly traded company. In addition, you will become an Officer of Allegion. I look forward to your acceptance of this offer and becoming a part of the Allegion leadership team.

The compensation, benefits and other aspects of your offer are outlined below and will become effective on the Transaction Date:

1.
Your base salary will be set at an annual rate of CNY 2,113,100 annually. You will be eligible for merit increase consideration during the annual merit increase cycle. You will continue to earn a base salary at your current rate through the Transaction Date.

2.
This position is “incentive eligible,” which means you will participate in the Allegion Annual Incentive Plan (“AIP”) which will be designed and approved prior to the Transaction Date. Your annual opportunity is targeted at 50% of your base salary or CNY 1,056,550. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of Allegion.

For 2013, you will continue to participate in the Ingersoll Rand 2013 AIM program at current compensation levels. The financial metrics used to determine your 2013 AIM award will be the Corporate, Security Technologies and Security Technologies-Asia Pacific financial metrics for the entire performance year.

3.
You will be eligible to receive annual equity awards under the Allegion Incentive Stock Plan (“ISP”) as administered by the Allegion Compensation Committee of the Board (“Committee”). The ISP will be developed and approved for implementation prior to the Transaction Date. Your annual opportunity has a targeted value of $100,000 and the number of stock options, Restricted Stock Units (“RSUs”), and/or Performance Share Units (“PSUs”) granted will be based on the Fair Market Value (“FMV”) of Allegion’s ordinary shares on the date the Committee approves the award. The mix of equity awards, the terms, and the design of the Performance Share Program (“PSP”) is intended to be similar in nature as provided to Ingersoll Rand plan participants, however, the final design will be determined by the Committee. The PSP will measure performance over a three-year period, therefore, the award granted to you in 2014 would be settled in early 2017 (based on performance during the 2014 to 2016 measurement period). Your first grant of stock options, RSUs, and/or PSUs is expected to occur within 90 days of the Transaction

Date. Annual equity grants are contingent on and variable with your sustained performance and demonstrated leadership potential.

4.	When you consider each of the above items, your Total Annual Direct Compensation (“TDC”) target is CNY 3,782,800.

5.
You will receive two additional Allegion PSU grants, which are expected to occur within 90 days of the Transaction Date. The target number of PSUs awarded will be based on the FMV of Allegion’s ordinary shares on the date the Committee approves the award:

a.
The first grant will be based on 2014 performance and will have a target value of $18,100. The actual number of PSUs earned (0% to 200% of target) will be based on metrics established by the Committee and will be settled in early 2015.

b.
The second grant will be based on performance during the 2014 to 2015 measurement period and will have a target value of $36,200. The actual number of PSUs earned (0% to 200% of target) will be based on metrics established by the Committee and will be settled in early 2016.

6.
You will be eligible for continued participation in the Transition Bonus program with a $300,000 opportunity. This cash bonus will be paid to you in two installments (50% on the Transaction Date and 50% one year later). To be eligible for a payment, you must be actively employed by Allegion on each of the payment dates. This bonus is contingent on the transaction actually taking place. If the transaction is not finalized, the bonus will not be paid.

7.	You will be eligible to participate in all applicable benefit programs offered to Allegion salaried employees in China in accordance with the terms and conditions of those programs.

8.	You will be eligible to participate in the following programs offered to Officers of Allegion:

a.	Executive Vehicle:: You will be eligible for a company car and driver provided in accordance with the China car policy that will be established by Allegion.

b.
Financial Counseling:     You will be eligible for a tax, estate, and financial planning services allowance up to $11,000 in your first (and last) year and $9,000 per year thereafter. The cost for these services is imputed to your annual income.

c.	Executive Health Program: You will be eligible to participate in an executive physical examination program that will be established for Allegion in an amount not to exceed $1,500 annually.

9.	You will be eligible for paid vacation in accordance with the leave policy established for Allegion China.

10.
You will participate in the Allegion Change in Control Plan (“CIC Plan”), which provides economic security in the form of cash payments to the participant and enhanced coverage under certain benefit plans in the event of a loss of job caused by the sale of all or a substantial part of Allegion (in accordance with the CIC Plan). Your severance payment under the CIC Plan will be equal to 2.0 times your base salary plus your annual incentive target. No excise tax gross-ups will be provided, however, your CIC related cash severance benefit will be adjusted to provide you with the greater after-tax benefit between:

a.	Cash severance payments paid in full, with you being responsible for all taxes incurred,
or

b.	Cash severance payments reduced to avoid triggering excise taxes.

Furthermore, under the terms of the stock awards, unvested stock options (if applicable) and Restricted Stock Units (if applicable) would vest in full and outstanding Performance Share Units (if applicable) would vest on a pro-rated basis at target award levels.
You will be provided with a copy of the CIC Plan within 30 days of your acceptance of this offer.

11.
Based on your role in Allegion, you are restricted from transactions involving ordinary shares of Company stock (exercising options, moving in or out of ordinary shares held in company plans, or buying or selling ordinary shares on the open market) except during designated window periods. Furthermore, you will be required to comply with the Allegion stock ownership requirements, which is $1,000,000 for your role. You will have 5 years to reach this ownership level (at a rate of 20% per year).

This offer is contingent upon your acceptance of the Non-Compete and Proprietary Information agreements attached hereto. To accept this offer, please sign as indicated under the Candidate Acceptance section below. In addition, sign the Non-Compete and Proprietary Information Agreements and return all of these materials to Ray Lewis, SVP, Human Resources & Communications, Allegion.

Subject to the confirmation of the transaction, this letter will be a contractual obligation of Allegion effective on the Transaction Date. Nothing in this letter alters your at-will employment status with Allegion. In addition, nothing in this letter prevents Allegion from changing or modifying plans, benefit designs, or compensation on a going forward basis. Allegion may also require you to sign documents e.g., non-compete, other documents as part of its on-boarding process. Any compensation or benefits payable pursuant to this offer will be subject to applicable claw-back policies of Allegion as in effect from time to time.

William, we all believe that you will make a significant contribution to Allegion and I look forward to you accepting this offer. If you have any questions about this offer, please feel free to call Ray Lewis at [Redacted], or Jeff Blair, Vice President of Total Rewards, Ingersoll Rand, at [Redacted]. For any other questions, please feel free to contact me at [Redacted].

Sincerely,
/s/ David D. Petratis

David D. Petratis
Chairman, President and Chief Executive Officer, Allegion

cc:     Ray Lewis
Jeff Blair

Attachments:

Proprietary Agreement Non-Compete Agreement

Conditions of Offer:

This offer is contingent upon the following:

1.
Understanding and agreement that your employment is to be “at will”. This means that you or Allegion, for any reason or no reason, may terminate employment and that nothing in this offer is intended to create a contract of employment for any period of time.

2.	Understanding, agreeing, signing and returning the Non-Compete and Proprietary Information agreements.

CANDIDATE ACCEPTANCE

I accept your offer of employment with Allegion as President Allegion, Asia Pacific and agree to the conditions herein and in the offer letter.

/s/ William Yu                        October 10, 2013
Mr. William Yu                        Date